Exhibit 99.1

PLACER SIERRA BANCSHARES

PRESS RELEASE

OCTOBER 26, 2006

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Frank J. Mercardante, CEO	Tony Rossi
David E. Hooston, CFO	(310) 854-8317
(916) 554-4750

PLACER SIERRA BANCSHARES REPORTS NET INCOME OF $3.0 MILLION

FOR THE THIRD QUARTER OF 2006

Sacramento, California – October 26, 2006 - Placer Sierra Bancshares (NASDAQ: PLSB), a $2.7 billion asset commercial banking company serving the Northern, Central and Southern California markets, today announced financial results for the quarter ended September 30, 2006.

Net income for the quarter ended September 30, 2006 was $3.0 million, or $0.13 per diluted share, compared with net income of $6.6 million, or $0.44 per diluted share, for the third quarter of 2005. Third quarter 2006 results include pre-tax charges of $8.7 million, ($5.0 million after taxes), or the equivalent of $0.23 per diluted share, which consist primarily of:

•	expenses related to the retirement and resignation of the Chief Executive Officer during the quarter;

•	accelerated vesting of options granted to the new Chief Executive Officer;

•	an impairment charge on the Company’s administrative buildings in Auburn, CA;

•	the write-off of issuance costs on two of the Company’s junior subordinated deferrable interest debentures, which the Company plans to refinance in the fourth quarter of 2006;

•	expenses resulting from the termination of an employment and a consulting agreement with former employees; and

•	the write-down of certain assets identified as impaired through the Company’s re-branding initiative.

Net income for the nine months ended September 30, 2006 was $14.7 million, or $0.80 per diluted share, compared with net income of $17.9 million, or $1.18 per diluted share for the nine months ended September 30, 2005. Year-to-date 2006 results include pre-tax charges of $9.3 million ($5.4 million after taxes), or the equivalent of $0.30 per diluted share; which consists of both the charges recorded in the third quarter, as discussed above, as well as $622,000 in pre-tax charges ($360,000 after taxes), recorded in the second quarter of 2006 related to the bankruptcy of a vendor and the settlement of a lawsuit.

Third quarter 2006 and year-to-date diluted earnings per share reflect the increase in earnings attributable to the acquisition of Southwest Community Bancorp (Southwest) as of the close of business on June 9, 2006, offset by the increase in the number of shares outstanding resulting from the issuance of new shares in connection with this all-stock acquisition.

The following non-GAAP to GAAP reconciliation of the Company’s financial measures provides meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts included in non-interest expense that management does not consider part of ongoing operating results when assessing the performance of the Company. The non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods (dollars in thousands, except per share data):

	For the Three Months Ended			For the Nine Months Ended
	September 30,		June 30,	September 30,
	2006	2005	2006	2006	2005
Net interest income	$29,474	$21,238	$23,260	$73,567	$61,628
Non-interest income	4,606	4,471	4,615	12,911	12,038

	34,080	25,709	27,875	86,478	73,666
Provision for the allowance for loan and lease losses	—	—	—	—	—
Non-interest expense	29,495	14,657	17,711	62,652	44,115
Provision for income taxes	1,581	4,406	4,013	9,144	11,634

GAAP net income	3,004	6,646	6,151	14,682	17,917

Non-GAAP adjustments:
Expenses relating to CEO retirement and resignation	2,074	—	—	2,074	—
Accelerated vesting of options granted to new CEO	424	—	—	424	—
Impairment of administrative buildings	4,774	—	—	4,774	—
Write-off of debt issuance costs	952	—	—	952	—
Termination of agreements with former employees	242	—	—	242	—
Write-down of assets relating to rebranding	199	—	—	199	—
Loss relating to bankruptcy of vendor	38	—	500	538	—
Settlement of lawsuit	—	—	122	122	—
Tax effect	(3,659)	—	(262)	(3,920)	—

Non-GAAP operating earnings	$8,048	$6,646	$6,511	$20,087	$17,917

Weighted average shares outstanding:
Basic	22,330,052	14,962,765	16,745,134	18,067,491	14,922,100
Diluted	22,603,495	15,262,052	17,012,998	18,325,470	15,235,484
Average total assets	$2,656,366	$1,862,842	$2,078,085	$2,213,113	$1,838,461
Average shareholders’ equity	$395,626	$200,746	$255,595	$288,708	$196,008

GAAP Profitability Measures:
Earnings per share – basic	$0.13	$0.44	$0.37	$0.81	$1.20
Earnings per share – diluted	$0.13	$0.44	$0.36	$0.80	$1.18
Return on average assets	0.45%	1.42%	1.19%	0.89%	1.30%
Return on average shareholders’ equity	3.01%	13.13%	9.65%	6.80%	12.22%
Efficiency ratio	86.55%	57.01%	63.54%	72.45%	59.89%

Non-GAAP Profitability Measures:
Operating earnings per share – basic	$0.36	$0.44	$0.39	$1.11	$1.20
Operating earnings per share – diluted	$0.36	$0.44	$0.38	$1.10	$1.18
Operating return on average assets	1.20%	1.42%	1.26%	1.21%	1.30%
Operating return on average shareholders’ equity	8.07%	13.13%	10.22%	9.30%	12.22%
Operating efficiency ratio	61.01%	57.01%	61.31%	61.67%	59.89%

STRATEGIC INITIATIVES

Following the change in leadership during the third quarter, the Company conducted a thorough review of all areas of its operations to identify opportunities to position the Company for improved performance in the future. As a result of this review, the Company began to execute the following strategic initiatives:

Balance Sheet Repositioning

The Company is taking a number of steps designed to reduce its cost of funds, better manage its liquidity requirements and expand its net interest margin. These steps include:

•	Refinancing $37.0 million in trust preferred securities at interest rates 190-200 basis points lower than what the Company is currently paying;

•	Increasing the capacity of its FHLB and Fed Funds lines of credit in order to manage liquidity requirements;

•	Reducing interest rates offered on deposit accounts compared to rates offered within its market areas;

•	Allowing the run-off of CDs as they mature and increasing the percentage of core deposits within the deposit base.

The Company expects that it will begin to experience the positive effects of these strategies on its net interest margin in the fourth quarter of 2006 and continuing throughout 2007.

Re-branding

Placer Sierra Bancshares plans to consolidate all of its branches under a single brand name to foster cohesion and a unified corporate culture among the operations that have been acquired over the past few years. It is expected that the new brand will be launched by the end of the first quarter of 2007.

Core System Restructuring

The Company is in the process of restructuring its core processing systems to allow it to provide best of class electronic banking depository products to middle market companies. The system improvements will be phased in beginning in the fourth quarter of 2006 through mid-2007. The Company believes that the improved system will have a positive effect on its core deposit gathering efforts.

Increased Focus on SBA Lending

The Company expects SBA lending to become a greater contributor to its revenue stream as the successful SBA operating strategy that Southwest employed in San Diego County is replicated throughout the rest of Placer Sierra’s markets.

Commenting on the strategic initiatives, Frank J. Mercardante, Chief Executive Officer of Placer Sierra Bancshares, said, “We utilized the third quarter as an opportunity to make a thorough evaluation of our strengths and weaknesses and identify how the Company can best deploy its capital to generate strong returns for shareholders. As part of this process, we made a number of tough decisions related to corporate assets and personnel which are no longer aligned with the Company’s long-term plans. While the charges we recorded negatively impacted our near-term results, we believe the resulting expense reductions will increase our net income by $170,000 in the fourth quarter and approximately $900,000 throughout 2007. We also believe that we have developed an effective strategic plan that can help us better leverage the significant assets held by the Company and deliver improved financial performance in the future.”

INCOME STATEMENT

NET INTEREST INCOME

Net interest income for the third quarter of 2006 was $29.5 million, compared to $21.2 million for the same period of 2005 and $23.3 million for the second quarter of 2006. The year-over-year and quarter-over-quarter increase in net interest income is attributable to the full quarter benefit of the merger with Southwest and reflects the growth in average interest earning asset balances of 32.7% and 20.8% for the third quarter of 2006 compared to the third quarter of 2005 and the second quarter of 2006, respectively. The increase in net interest income is also attributable to an increase in the Company’s net interest margin.

NET INTEREST MARGIN

Net interest margin for the third quarter of 2006 was 5.45%, an increase of 25 basis points from the third quarter of 2005, and an increase of 20 basis points from the second quarter of 2006. The increase in net interest margin is primarily attributable to the full quarter benefit of the addition of Southwest’s low-cost deposit base and increases in yields on earning assets, partially offset by increased funding costs throughout the remainder of the Bank’s operations.

During the third quarter of 2006, the yield on average earning assets increased to 7.24% from 6.99% for the second quarter of 2006. The yield on average loans and leases held for investment, net of deferred fees and costs, increased to 7.76% for the third quarter of 2006 from 7.41% for the second quarter of 2006. The increase in the yield on earning assets and average loans principally reflects the impact the rising interest rate environment has on loans tied to indexes associated with the prime rate.

The cost of deposits increased five basis points to 1.53% in the third quarter of 2006 from 1.48% for the second quarter of 2006. The cost of deposits increased principally due to increased rates paid on money market and time deposit accounts required to attract funding to support loan growth. The overall cost of interest bearing liabilities increased to 2.83% for the third quarter of 2006 compared to 2.49% for the second quarter of 2006. These increases are primarily due to both the repricing of the Company’s borrowings in a higher interest rate environment and the increase in the cost of deposits.

NON-INTEREST INCOME

Total non-interest income for the third quarter of 2006 was $4.6 million, compared with $4.5 million for the third quarter of 2005 and $4.6 million for the second quarter of 2006. Service charges and fees on deposit accounts increased by $309,000, or 14.9%, from the third quarter of 2005 and $362,000, or 17.9%, from the second quarter of 2006. This increase is primarily due to the increase in the number of deposit accounts associated with the acquisition of Southwest. Referral and other loan related fees decreased $649,000, or 50.0%, from the third quarter of 2005 and $275,000, or 29.8%, from the second quarter of 2006 primarily due to a decrease in real estate loans referred to third parties. The gain on sale of loans decreased $183,000, or 45.2%, from the second quarter of 2006 due to a lower dollar volume of SBA loans sold in the third quarter. There were no loans sold in 2005. Referral fees and gains on sales of loans are highly dependent on a small number of transactions and are subject to significant fluctuation from period to period based on the interest rate environment.

NON-INTEREST EXPENSE

Total non-interest expense for the third quarter of 2006 was $29.5 million, compared with $14.7 million for the third quarter of 2005 and $17.7 million for the second quarter of 2006. Non-interest expense includes the previously discussed $8.7 million in pre-tax expenses recorded in the third quarter of 2006. Excluding the $8.7 million in expenses, total non-interest expense would have been $20.8 million for the third quarter of 2006. Salaries and benefits costs increased 43.3% to $13.3 million in the third quarter of 2006 from $9.3 million in the second quarter of 2006. Exclusive of $2.6 million in pre-tax expenses from the change in CEO during the quarter and severance expenses resulting from the termination of an employment agreement with a former employee, included in the $8.7 million in pre-tax expenses discussed above, salaries and benefits costs increased $1.5 million, or 15.7%, in the third quarter of 2006 compared to the second quarter of 2006 principally due to the acquisition of Southwest.

EFFICIENCY RATIO

The Company’s efficiency ratio for the third quarter of 2006 was 86.55%, compared to 57.01% in the third quarter of 2005 and 63.54% for the second quarter of 2006. The increase in the efficiency ratio in the third quarter of 2006 compared to the third quarter of 2005 and second quarter of 2006 is primarily due to the $8.7 million in previously discussed expenses recorded in the third quarter of 2006. Excluding the previously discussed expenses recorded in the second and third quarters of 2006, the Company’s operating efficiency ratio for the third quarter of 2006 would have been 61.01%, compared to 61.31% in the second quarter of 2006.

BALANCE SHEET

ASSETS

As of September 30, 2006, total assets were $2.674 billion, compared to $2.696 billion at June 30, 2006 and $1.860 billion at December 31, 2005. The decline in assets since June 30, 2006, is principally the result of a decline in total deposits, which reduces the amount of funds available for investment in various asset classes. The decline in deposits is principally the result of normal fluctuations in the accounts of two of the Company’s largest depositors and the scheduled withdrawal of significant balances by two other large customers who had temporarily deposited sizable funds from sales of real estate assets and businesses. The increase in assets since December 31, 2005, is principally related to the acquisition of Southwest in June of this year.

LOANS

Total loans and leases held for investment, net of deferred fees and costs, were $1.819 billion at September 30, 2006, compared with $1.780 billion at June 30, 2006 and $1.375 billion at December 31, 2005. The $38.8 million, or 2.2%, increase in loans since June 30, 2006, was centered in and nearly equally divided between term 1-4 single family home loans and commercial real estate loans within the real estate – mortgage category, which increased 2.9% to $1.293 billion at September 30, 2006, from $1.256 billion at June 30, 2006. At September 30, 2006, total real estate-related loans accounted for 88.9% of gross loans and leases, compared to 88.8% at June 30, 2006. The increase in loans since December 31, 2005 is principally related to the acquisition of Southwest in June of this year.

DEPOSITS

Total deposits declined 1.5% to $2.174 billion at September 30, 2006, from $2.207 billion at June 30, 2006 and increased 38.2% from $1.573 billion at December 31, 2005. Exclusive of the $71.9 million decline in deposits from June 30, 2006 associated with the normal fluctuations of the two of Company’s largest demand deposit customers and the scheduled withdrawal of short-term accounts by two other large interest-bearing deposit customers, total deposits increased by $39.1 million, or 2.2% as of September 30, 2006 compared to June 30, 2006. The $71.9 million decline in deposits from June 30, 2006 includes a $36.8 million decline in money market and time certificates of deposits and a $35.1 million decline in non-interest bearing deposits. Balances for the two largest demand deposit customers accounted for 14.7% of total deposits at September 30, 2006 and 16.0% at June 30, 2006. The increase in total deposits from December 31, 2005 is principally related to the acquisition of Southwest in June of this year.

In response to the general increase in market rates and to ensure deposit growth at a pace consistent with the expected growth in loans, the Company substantially increased rates paid on money market and time deposit accounts at the end of the second quarter of 2006. As a consequence, exclusive of the $36.8 million decline in the account balances of money market and time certificates of deposits of the large customers discussed above, the Company’s mix of deposits changed between June 30 and September 30, 2006, with lower cost savings and interest bearing demand accounts declining a combined $18.1 million, or 4.8%, while money market and certificates of deposit accounts increased $78.6 million, or 9.9%.

With the change in liquidity management in the third quarter, the Company significantly reduced rates offered on deposit accounts compared to rates offered within its market areas. The Company anticipates that while this may slow the growth of total deposits in the months ahead, it will promote the acquisition of relationship-based core deposit customers and reduce the overall cost of funds. The Company anticipates that if the market rates remain constant, its net interest margin and cost of deposits will remain relatively flat through the balance of 2006 as higher-cost time certificates of deposit mature and are replaced by lower cost deposit products.

SHAREHOLDERS’ EQUITY

Total shareholders’ equity was $395.7 million at September 30, 2006, compared with $391.4 million at June 30, 2006 and $209.3 million at December 31, 2005.

CREDIT QUALITY

The Company’s overall credit quality remained strong during the third quarter. Non-performing loans to total loans and leases held for investment increased to 0.74% at September 30, 2006 from 0.17% at June 30, 2006, primarily due to three new non-performing loans identified in the quarter. An impairment analysis of these three loans noted no specific reserves were necessary as all of the loans were adequately secured by real estate. Net loan loss recoveries were $796,000 in the third quarter of 2006, representing an annualized 0.18% of average loans and leases held for investment, compared with net charge-offs of $11,000 for the second quarter of 2006. Total recoveries as a percentage of total charge-offs for the three and nine months ended September 30, 2006 was 616.88% and 150.16%, respectively, compared to 51.42% and 102.33%, respectively, for the three and nine months ended September 30, 2005. Based on the above, management determined that no provision for loan and lease losses was required during the third quarter.

The allowance for loan and lease losses totaled $22.3 million at September 30, 2006 and represented 1.23% of loans and leases held for investment, net of deferred fees and costs, and 165.44% of non-performing loans and leases as of that date. The allowance for loan and lease losses totaled $21.5 million at June 30, 2006 and represented 1.21% of loans and leases held for investment, net of deferred fees and costs, and 702.41% of non-performing loans and leases as of that date.

REGULATORY CAPITAL

Placer Sierra Bancshares’ regulatory capital ratios at September 30, 2006 are as follows:

Leverage Ratio
Placer Sierra Bancshares	9.4%
Minimum regulatory requirement	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares	11.2%
Minimum regulatory requirement	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares	12.4%
Minimum regulatory requirement	8.0%

OUTLOOK

The Company announced that beginning in 2007 it will no longer issue formal earnings per share guidance. Management will continue to provide meaningful information regarding trends in key metrics to help the investment community model the Company’s financial performance. The change in policy related to earnings per share guidance is intended to affect a greater balance between near-term and long-term strategic planning and financial goals within the Company.

Commenting on the outlook for Placer Sierra Bancshares, Mr. Mercardante said, “As we move through 2007, we believe the strategic changes we are making will begin to have a positive impact on our net interest margin, deposit gathering, and fee generation. While this is not an overnight process, we are making progress towards reshaping the Company to more effectively capitalize on our growth opportunities and improve the execution on our business plan going forward.”

FOURTH QUARTER 2006 DIVIDEND

Placer Sierra Bancshares also announced today that the Board of Directors declared a common stock cash dividend of $0.15 per share for the fourth quarter of 2006. The dividend will be payable on or about November 23, 2006 to its shareholders of record on November 10, 2006.

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 49 branches operating throughout California. The bank has 31 branches in Northern California extending from the Greater Sacramento area to the San Joaquin Valley. The bank also has 18 branches in the Southern California counties of Orange, Los Angeles, San Diego, Riverside and San Bernardino.

Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County, Bank of Lodi and Southwest Community Bank, offer customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

ABOUT NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial measures. The table at the beginning of the press release reconciles the non-GAAP financial measures included to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include operating earnings, operating earnings per share, operating return on average assets, operating return on average shareholders’ equity and operating efficiency ratio.

We believe that the non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that management does not consider part of ongoing operating results when assessing the performance of the Company. We believe that the non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We refer to these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to the Company’s historical operating results.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve inherent risks and uncertainties. All statements other than statements of historical fact are forward looking statements. These forward looking statements relate to, among other things, the Company’s expectations regarding future operating results, including anticipated earnings per share, strategic initiatives and their anticipated consequences, and growth in loans and deposits. The Company cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; growth may be inhibited if the Company cannot attract deposits, including low-cost deposits; revenues are lower than expected or expenses are higher than expected; competitive pressure among depository institutions increases significantly; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which the Company does business, are less favorable than expected; changes that may occur in the securities markets; the Company may suffer an interruption of services from third-party service providers that could adversely affect the Company’s business; the Company may not be able to maintain an effective system of internal and disclosure controls; estimated cost savings from the merger with Southwest Community Bancorp (Southwest) cannot be fully realized within the expected time frame; revenues following the merger are lower than expected; potential or actual litigation occurs; costs or difficulties related to the integration of the businesses of the Company and Southwest are more than expected; or legislation or changes in regulatory requirements adversely affect the businesses in which the Company is engaged. Additional factors that could cause the Company’s financial results to differ materially from those described in the forward looking statements can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (under the heading “Risk Factors”), Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. The Company undertakes no obligation, and specifically disclaims any obligation, to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
Assets:
Cash and due from banks	$222,392	$227,828	$61,227	$55,768
Federal funds sold	24,732	80,917	18,296	1,500

Cash and cash equivalents	247,124	308,745	79,523	57,268

Interest bearing deposits with other banks	100	100	—	—
Investment securities available-for-sale, at fair value	255,288	250,960	226,213	228,379
Federal Reserve Bank and Federal Home Loan Bank stock	16,211	16,540	14,476	14,385
Loans held for sale, at lower of cost or market	3,932	4,509	—	—
Loans and leases held for investment, net of allowance for loan and lease losses of $22,325 at September 30, 2006, $21,529 at June 30, 2006, $16,565 at March 31, 2006 and $16,714 at December 31, 2005	1,796,671	1,758,663	1,399,628	1,358,772
Premises and equipment, net	21,117	25,955	24,609	25,288
Cash surrender value of life insurance	55,142	54,639	44,736	44,330
Goodwill	216,642	216,465	103,260	103,260
Other intangible assets, net	23,098	23,821	11,119	11,589
Other assets	38,278	35,573	18,402	17,191

Total assets	$2,673,603	$2,695,970	$1,921,966	$1,860,462

Liabilities and shareholders’ equity:
Liabilities:
Non-interest bearing deposits	$907,808	$964,358	$494,879	$502,387
Interest bearing deposits	1,266,493	1,242,747	1,131,915	1,070,495

Deposits	2,174,301	2,207,105	1,626,794	1,572,882

Short-term borrowings	15,627	12,291	15,168	11,369
Accrued interest payable and other liabilities	24,439	21,562	13,432	13,319
Junior subordinated deferrable interest debentures	63,571	63,603	53,611	53,611

Total liabilities	2,277,938	2,304,561	1,709,005	1,651,181

Shareholders’ equity:
Preferred stock	—	—	—	—
Common stock	338,875	336,976	160,921	160,596
Retained earnings	58,660	59,010	54,670	50,948
Accumulated other comprehensive loss, net of taxes	(1,870)	(4,577)	(2,630)	(2,263)

Total shareholders’ equity	395,665	391,409	212,961	209,281

Total liabilities and shareholders’ equity	$2,673,603	$2,695,970	$1,921,966	$1,860,462

Shares outstanding	22,375,896	22,359,832	15,081,654	15,042,981

Book value per share	$17.68	$17.51	$14.12	$13.91

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,		June 30,	March 31,	September 30,
	2006	2005	2006	2006	2006	2005
Interest income:
Interest and fees on loans held for sale	$98	$—	$52	$—	$150	$—
Interest and fees on loans and leases held for investment	34,691	22,864	27,857	24,622	87,170	65,348
Interest on interest bearing deposits with other banks	—	—	—	—	—	2
Interest and dividends on investment securities:
Taxable	2,684	2,540	2,570	2,527	7,781	7,493
Tax-exempt	402	185	240	183	825	535
Interest on federal funds sold	1,294	264	255	301	1,850	618

Total interest income	39,169	25,853	30,974	27,633	97,776	73,996

Interest expense:
Interest on deposits	8,315	3,696	6,324	5,662	20,301	9,793
Interest on short-term borrowings	82	21	294	102	478	81
Interest on junior subordinated deferrable interest debentures	1,298	898	1,096	1,036	3,430	2,494

Total interest expense	9,695	4,615	7,714	6,800	24,209	12,368

Net interest income	29,474	21,238	23,260	20,833	73,567	61,628
Provision for the allowance for loan and lease losses	—	—	—	—	—	—

Net interest income after provision for the allowance for loan and lease losses	29,474	21,238	23,260	20,833	73,567	61,628

Non-interest income:
Service charges and fees on deposit accounts	2,379	2,070	2,017	1,830	6,226	5,801
Referral and other loan-related fees	649	1,298	924	732	2,305	2,834
Increase in cash surrender value of life insurance	503	396	425	406	1,334	1,240
Debit card and merchant discount fees	385	312	349	300	1,034	901
Revenues from sales of non-deposit investment products	235	204	317	196	748	570
Gain on sale of loans, net	222	—	405	—	627	—
Loan servicing income	84	102	39	100	223	340
Loss on sale of investment securities available-for-sale, net	—	(1)	—	—	—	(56)
Other	149	90	139	126	414	408

Total non-interest income	4,606	4,471	4,615	3,690	12,911	12,038

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME-CONTINUED

($ in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	September 30,		June 30,	March 31,	September 30,
	2006	2005	2006	2006	2006	2005
Non-interest expense:
Salaries and employee benefits	13,314	7,471	9,290	8,301	30,905	22,469
Occupancy and equipment	7,631	2,039	2,279	2,063	11,973	6,030
Other	8,550	5,147	6,142	5,082	19,774	15,616

Total non-interest expense	29,495	14,657	17,711	15,446	62,652	44,115

Income before income taxes	4,585	11,052	10,164	9,077	23,826	29,551
Provision for income taxes	1,581	4,406	4,013	3,550	9,144	11,634

Net income	$3,004	$6,646	$6,151	$5,527	$14,682	$17,917

Earnings per share:
Basic	$0.13	$0.44	$0.37	$0.37	$0.81	$1.20

Diluted	$0.13	$0.44	$0.36	$0.36	$0.80	$1.18

Weighted average shares outstanding:
Basic	22,330,052	14,962,765	16,745,134	15,047,255	18,067,491	14,922,100

Diluted	22,603,495	15,262,052	17,012,998	15,292,683	18,325,470	15,235,484

Cash dividends declared per share	$0.15	$0.12	$0.12	$0.12	$0.39	$0.36

UNAUDITED CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

($ in thousands)

	Three Months Ended				Nine Months Ended
	September 30,		June 30,	March 31,	September 30,
	2006	2005	2006	2006	2006	2005
Average assets:
Loans held for sale	$5,524	$—	$1,787	$—	$1,862	$—
Loans and leases, held for investment	1,773,523	1,340,592	1,508,459	1,383,375	1,557,142	1,311,779
Investment securities available-for-sale	252,789	232,046	231,749	226,648	237,159	232,673
Federal funds sold	99,126	31,806	21,004	27,414	49,444	28,431
Interest bearing deposits with other banks	100	125	36	—	46	125
Other earning assets	16,323	14,250	15,127	14,400	15,290	12,723

Average earning assets	2,147,385	1,618,819	1,778,162	1,651,837	1,860,943	1,585,731
Other assets	508,981	224,023	299,923	244,703	352,170	252,730

Average total assets	$2,656,366	$1,862,842	$2,078,085	$1,896,540	$2,213,113	$1,838,461

Average liabilities and shareholders’ equity:
Average liabilities:
Non-interest bearing deposits	$874,957	$502,631	$563,338	$490,687	$644,402	$494,363
Interest bearing deposits	1,283,163	1,007,572	1,152,112	1,103,260	1,180,172	1,061,273

Average deposits	2,158,120	1,580,203	1,715,450	1,593,947	1,824,574	1,555,636
Other interest bearing liabilities	77,166	64,641	89,768	74,622	80,528	66,916
Other liabilities	25,454	17,252	17,272	16,710	19,303	19,901

Average liabilities	2,260,740	1,662,096	1,822,490	1,685,279	1,924,405	1,642,453
Average shareholders’ equity	395,626	200,746	255,595	211,261	288,708	196,008

Average liabilities and shareholders’ equity	$2,656,366	$1,862,842	$2,078,085	$1,896,540	$2,213,113	$1,838,461

YIELD ANALYSIS:
Average loans and leases held for investment	$1,773,523	$1,340,592	$1,508,459	$1,383,375	$1,557,142	$1,311,779
Yield	7.76%	6.77%	7.41%	7.22%	7.48%	6.66%
Average earnings assets	$2,147,385	$1,618,819	$1,778,162	$1,651,837	$1,860,943	$1,585,731
Yield	7.24%	6.34%	6.99%	6.78%	7.02%	6.24%
Average interest bearing deposits	$1,283,163	$1,077,572	$1,152,112	$1,103,260	$1,180,172	$1,061,273
Cost	2.57%	1.36%	2.20%	2.08%	2.30%	1.23%
Average deposits	$2,158,120	$1,580,203	$1,715,450	$1,593,947	$1,824,574	$1,555,636
Cost	1.53%	0.93%	1.48%	1.44%	1.49%	0.84%
Average interest bearing liabilities	$1,360,329	$1,142,213	$1,241,880	$1,177,882	$1,260,700	$1,128,189
Cost	2.83%	1.60%	2.49%	2.34%	2.57%	1.47%
Interest spread	4.41%	4.74%	4.50%	4.44%	4.46%	4.77%
Net interest margin	5.45%	5.20%	5.25%	5.11%	5.29%	5.20%

CREDIT QUALITY MEASURES

	At or for the Nine Months Ended 9/30/06	At or for the Six Months Ended 6/30/06	At or for the Three Months Ended 3/31/06	At or for the Twelve Months Ended 12/31/05	At or for the Nine Months Ended 9/30/05
Non-performing loans and leases to total loans and leases held for investment	0.74%	0.17%	0.09%	0.22%	0.13%

Non-performing assets to total assets	0.50%	0.11%	0.07%	0.16%	0.09%

Allowance for loan and lease losses to total loans and leases held for investment	1.23%	1.21%	1.17%	1.22%	1.20%

Allowance for loan and lease losses to non-performing loans and leases	165.44%	702.41%	1294.14%	545.67%	948.36%

Allowance for loan and lease losses to non-performing assets	165.44%	702.41%	1294.14%	545.67%	948.36%

Net charge-offs (recoveries) to average loans and leases held for investment	(0.05)%	0.02%	0.04%	(0.04)%	0.00%

LOANS

($ in thousands)

	Balance at 09/30/06	Balance at 06/30/06	Balance at 03/31/06	Balance at 12/31/05	Balance at 09/30/05
Loans and leases held for investment:
Real estate - mortgage	$1,293,169	$1,256,372	$1,029,246	$990,362	$966,523
Real estate - construction	326,080	327,729	211,605	207,078	197,975
Commercial	170,386	169,676	149,104	147,830	153,172
Agricultural	6,162	4,940	3,645	5,779	8,363
Consumer	16,033	13,370	12,181	11,703	10,910
Leases receivable and other	9,923	11,288	12,755	15,431	17,475

Total gross loans and leases held for investment	1,821,753	1,783,375	1,418,536	1,378,183	1,354,418

Less: Allowance for loan and lease losses	(22,325)	(21,529)	(16,565)	(16,714)	(16,236)
Deferred loan and lease fees, net	(2,757)	(3,183)	(2,343)	(2,697)	(2,567)

Total net loans and leases held for investment	$1,796,671	$1,758,663	$1,399,628	$1,358,772	$1,335,615

Total loans and leases held for investment, net of deferred fees and costs	$1,818,996	$1,780,192	$1,416,193	$1,375,486	$1,351,851

Percent of gross loans and leases held for investment:
Real estate - mortgage	71.0%	70.4%	72.5%	71.9%	71.4%
Real estate - construction	17.9%	18.4%	14.9%	15.0%	14.6%
Commercial	9.4%	9.5%	10.5%	10.7%	11.3%
Agricultural	0.3%	0.3%	0.3%	0.4%	0.6%
Consumer	0.9%	0.8%	0.9%	0.8%	0.8%
Leases receivable and other	0.5%	0.6%	0.9%	1.2%	1.3%

	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSITS

($ in thousands)

	Balance at 09/30/06	Balance at 06/30/06	Balance at 03/31/06	Balance at 12/31/05	Balance at 09/30/05
Non-interest bearing deposits	$907,808	$964,358	$494,879	$502,387	$496,787

Interest bearing deposits:
Interest bearing demand	224,098	228,723	224,537	223,932	248,013
Money market	450,412	418,329	355,474	289,497	292,154
Savings	137,015	150,514	151,809	164,123	173,138
Time, under $100,000	215,318	204,973	209,235	211,029	197,177
Time, $100,000 or more	239,650	240,208	190,860	181,914	168,478

Total interest bearing deposits	1,266,493	1,242,747	1,131,915	1,070,495	1,078,960

Total deposits	$2,174,301	$2,207,105	$1,626,794	$1,572,882	$1,575,747

Percent of total deposits:

Non-interest bearing deposits	41.8%	43.7%	30.4%	31.9%	31.5%
Interest bearing deposits:
Interest bearing demand	10.3%	10.3%	13.8%	14.2%	15.7%
Money market	20.7%	19.0%	21.9%	18.5%	18.6%
Savings	6.3%	6.8%	9.3%	10.4%	11.0%
Time, under $100,000	9.9%	9.3%	12.9%	13.4%	12.5%
Time, $100,000 or more	11.0%	10.9%	11.7%	11.6%	10.7%

Total interest bearing deposits	58.2%	56.3%	69.6%	68.1%	68.5%

	100.0%	100.0%	100.0%	100.0%	100.0%